UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2007

GENERAL METALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24189

(Commission File Number)

65-0488983

(IRS Employer Identification No.)

1 E. Liberty St., Suite 6000, Reno, Nevada 89501

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (775) 686-6078

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On March 15, 2007, we entered into a Share Purchase Agreement with Sanibel Investments Ltd. Under the terms of the agreement we will acquire all of the issued and outstanding shares of Mikite Gold Resources Ltd., a company incorporated under the laws of Ghana, which owns the rights to Nyinahin concession in Ghana, Africa. In consideration of the purchase, we have issued 1,000,000 of our common shares and 1,000,000 share purchase warrants to Sanibel.

Item 3.02 Unregistered Sales of Equity Securities

On March 13, 2007, we issued 133,000 units of our securities at a deemed price of US$0.075 per unit in connection with a consulting agreement. Each unit consists of one common share in the capital of our company and one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$0.075 per share for a period of 12 months from the effective date of a registration statement pertaining to the warrant shares.

CW1121333.1

We issued the securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On March 20, 2007 we issued 1,000,000 shares and 1,000,000 warrants at an exercise price of $0.26 under the terms of a share purchase agreement in consideration for the acquisition of Mikite Gold Resources Ltd. Each warrant entitles the holder to purchase one share of our common stock at a price of US$0.26 per share for a period of 2 years.

We issued the securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Exhibit 9.01 Financial Statements and Exhibits.

10.1	Share Purchase Agreement dated March 15, 2007 between our company and Sanibel Investments Ltd.
99.1	News Release issued March 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION

/s/ Stephen Parent

Stephen Parent

President and Chief Executive Officer

Date: March 22, 2007